EXHIBIT 21

             SUBSIDIARIES OF OFFSHORE ENERGY DEVELOPMENT CORPORATION
                    (ASSUMING CONSUMMATION OF THE COMBINATION
                    DESCRIBED IN THE REGISTRATION STATEMENT)

OEDC, Inc., a Texas corporation
OEDC Partners, L.P., a Texas limited partnership
        OEDC Exploration & Production, L.P., a Texas limited partnership
          South Dauphin Partners, Ltd., a Texas limited partnership
          South Dauphin II Limited Partnership, a Texas limited partnership Beacon Natural Gas Company, L.P., a Texas limited partnership Dauphin Island Gathering Company, L.P., a Texas limited partnership
          Dauphin Island Gathering Partners, a Texas general partnership